Exhibit 99.1

GLOBAL NET LEASE PROVIDES RENT COLLECTION UPDATE

NEW YORK – June 2, 2020 – Global Net Lease, Inc. (NYSE: GNL) (“GNL” or the “Company”) announced today that 96% of the original cash rent due quarter-to-date for the second quarter of 2020 has been received as of June 1, 2020, including 99% of the original cash rent due from the Company’s assets in the United Kingdom and 97% of the original cash rent due from the Company’s assets in the rest of Europe.

“We believe that GNL's historic emphasis on credit quality, underwriting and due diligence has made this outstanding collection rate possible during a time of unprecedented global crisis,” said James Nelson, CEO of GNL. “Our team’s dedication, combined with our balance of mission critical industrial and distribution assets will continue to serve us well as we navigate this pandemic.”

About Global Net Lease, Inc.

Global Net Lease, Inc. (NYSE: GNL) is a publicly traded real estate investment trust listed on the NYSE focused on acquiring a diversified global portfolio of commercial properties, with an emphasis on sale-leaseback transactions involving single tenant, mission critical income producing net-leased assets across the United States, Western and Northern Europe. Additional information about GNL can be found on its website at www.globalnetlease.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Company’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include the potential adverse effects of the ongoing global coronavirus pandemic, including actions taken to contain or treat the coronavirus, on the Company, the Company’s tenants and the global economy and financial markets and that the information contained herein about second quarter 2020 rent collections may not be indicative of any future period, as well as those risks and uncertainties set forth in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed on February 28, 2020, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 filed on May 7, 2020 and all other filings with the SEC after that date, as such risks, uncertainties and other important factors may be updated from time to time in the Company’s subsequent reports. Further, forward looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, unless required to do so by law.

Contacts:

Investors and Media:

Email: investorrelations@globalnetlease.com Phone: (212) 415-6510